Exhibit 4(d)



                         THE ESTEE LAUDER COMPANIES INC.

                   NON-EMPLOYEE DIRECTOR SHARE INCENTIVE PLAN



1. PURPOSE. The Estee Lauder Companies Inc. Non-Employee Director Share Incentive Plan (the "Plan") is intended (i) to provide incentives which will attract, retain and motivate highly competent persons as non-employee directors of The Estee Lauder Companies Inc. (the "Company"), and (ii) to assist in further aligning the interests of the Company's non-employee directors with those of its other stockholders, by providing non-employee directors with opportunities to acquire shares of the Class A Common Stock, par value $.01 per share, of the Company ("Class A Common Stock") or to receive monetary payments based on the value of such shares pursuant to the Benefits (as defined below) described herein.

2. ADMINISTRATION.

         The Plan will be administered by the Board of Directors of the Company (the "Board") or a committee appointed by the Board from among its members (and references herein to the Board shall be deemed to include references to any such committee, except as the context otherwise requires). The Board is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Benefits granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Board shall be binding and conclusive on all participants and their legal representatives.

         The Board may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Board in the engagement of such counsel, consultant or agent shall be paid by the Company.

3. PARTICIPANTS. Each member of the Board who is not an employee of the Company or any subsidiary of the Company (a "Non-Employee Director") shall be eligible to participate in the Plan.

4. TYPE OF BENEFITS. Benefits under the Plan shall be granted in a combination of (a) Stock Options, (b) Stock Awards and/or (c) Stock Units (each as described below, and collectively, the "Benefits"). Benefits may be evidenced by agreements (which need not be identical) in such forms as the Board may from time to time approve; provided, however, that in the event of any conflict between the provisions of the Plan and any such agreements, the provisions of the Plan shall prevail.

5. COMMON STOCK AVAILABLE UNDER THE PLAN.

         (a) Subject to the provisions of this Section 5 and any adjustments made in accordance with Section 9 hereof, the maximum number of shares of Class A Common Stock that may be delivered to Non-Employee Directors and their beneficiaries under the Plan shall be 300,000 shares of Class A Common Stock, which may be authorized and unissued or treasury shares. Any shares of Class A Common Stock covered by a Stock Option or Stock Unit granted under the Plan, which is forfeited, is canceled, or expires, shall be deemed not to have been delivered for purposes of determining the maximum number of shares of Class A Common Stock available for delivery under the Plan.

         (b) If any Stock Option is exercised by tendering shares of Class A Common Stock, either actually or by attestation, to the Company as full or partial payment in connection with the exercise of a Stock Option under the Plan, only the number of shares of Class A Common Stock issued net of the shares of Class A Common Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Class A Common Stock available for delivery under the Plan.

6. ANNUAL STOCK OPTIONS.

         (a) GRANT. On the date of each Annual Meeting of Stockholders of the Company during the term of the Plan (commencing with the Annual Meeting of Stockholders to be held on November 9, 2000), each Non-Employee Director in office immediately following such Annual Meeting shall be granted automatically a Stock Option to purchase 5,000 shares of Class A Common Stock (subject to adjustments made in accordance with Section 9 hereof). Stock Options are not intended to constitute "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         (b) EXERCISE PRICE. Each Stock Option granted hereunder shall have a per-share exercise price equal to the Fair Market Value (as defined herein) of a share of Class A Common Stock on the date of grant (subject to adjustments made in accordance with Section 9 hereof).

         (c) PAYMENT OF EXERCISE PRICE. The option exercise price may be paid in cash or, in the discretion of the Board, by the delivery of shares of Class A Common Stock then owned by the Non-Employee Director (to be valued at their Fair Market Value on the date of exercise), by the withholding of shares of Class A Common Stock for which a Stock Option is exercisable, or by a combination of these methods. In the discretion of the Board, payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. The Board may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Plan, including, without limitation, in lieu of the exercise of a Stock Option by delivery of shares of Class A Common Stock then owned by a Non-Employee Director, providing the Company with a notarized statement attesting to the number of shares owned, in which case upon verification by the Company, the Company would issue to the Non-Employee Director only the number of incremental shares to which the Non-Employee Director is entitled upon exercise of the Stock Option. In determining which methods a Non-Employee Director may utilize to pay the exercise price, the Board may consider such factors as it determines are appropriate.

         (d) EXERCISE PERIOD.

                  (i) GENERAL. Each Stock Option granted to a Non-Employee Director hereunder shall become exercisable beginning on the first anniversary of the date of grant provided that the Non-Employee Director continues to serve as a director of the Company on such anniversary date; provided, however, any such Stock Option granted to a Non-Employee Director shall become immediately exercisable in the event of (A) a Change in Control of the Company (as defined in Section 9(b) hereof), subject to Section 9(b) hereof or (B) the death of the Non-Employee Director. Each Stock Option shall terminate on the tenth anniversary of the date of grant unless terminated earlier pursuant to the Plan or later pursuant to Section 6(d)(iii) hereof. If a Non-Employee Director ceases to serve as a director of the Company for any reason other than as a result of a Change in Control or his or her death, each Stock Option granted to such person less than one year prior to cessation of service shall immediately terminate and become null and void upon such cessation of service.

                  (ii) TERMINATION OF DIRECTORSHIP. If a Non-Employee Director ceases to serve as a director of the Company, any exercisable outstanding Stock Option previously granted to such Non-Employee Director shall, to the extent not theretofore exercised, remain exercisable at any time up to and including a date that is five years after the date of such cessation of service, except as set forth in Section 6(d)(iii) hereof, at which time such Stock Option shall terminate and become null and void; provided, however, that no Stock Option shall be exercisable later than ten years after the date of grant (except as set forth in Section 6(d)(iii) hereof); provided, further, however, if the service of a Non-Employee Director ceases by reason other than (A) death, (B) disability (as described in Section 22(e)(3) of the Code), (C) voluntary retirement from service as a director of the Company, or (D) the failure of the Company to nominate for re-election such Non-Employee Director who is otherwise eligible, unless such failure to nominate for re-election is due to any act of (1) fraud or intentional misrepresentation or (2) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any subsidiary, in which case such Stock Option shall immediately terminate and become null and void.

                  (iii) EXTENSION OF TERM. The term of exercise of all outstanding Stock Options held by a Non-Employee Director that have a remaining term of less than one year on the date of such Non-Employee Director's death shall automatically be extended to the first anniversary of the date of death.

         (e) POST-DIRECTORSHIP EXERCISES. The exercise of any Stock Option after a Non-Employee Director ceases to serve as a director shall be subject to satisfaction of the conditions precedent that the former Non-Employee Director neither (i) competes with, or takes employment with or renders services to a competitor of, the Company, its subsidiaries or affiliates without the written consent of the Company, nor (ii) conducts himself or herself in a manner adversely affecting the Company. If a Stock Option shall be exercised by the legal or personal representative of a deceased Non-Employee Director or former Non-Employee Director, or by a person who acquired a Stock Option granted hereunder by bequest or inheritance or by reason of the death of any Non-Employee Director or former Non-Employee Director, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative or other person to exercise such Stock Option.

7. STOCK AWARDS FOR NEW NON-EMPLOYEE DIRECTORS. On the date of the first Annual Meeting of Stockholders of the Company which is at least six months after the date a Non-Employee Director is first elected to the Board, such Non-Employee Director (provided that he or she is in office immediately following the Annual Meeting) shall be granted automatically 2,000 shares of Class A Common Stock (subject to adjustments made in accordance with Section 9 hereof), without restrictions, accompanied by an amount in cash for reimbursement of income taxes related to such grant and cash reimbursement payment.

8. ANNUAL STOCK UNITS OR ELECTIVE STOCK OPTIONS.

         (a) Subject to clause (e) below, on the date of each Annual Meeting of Stockholders of the Company during the term of the Plan, each Non-Employee Director in office immediately following such Annual Meeting shall be granted automatically that number of Stock Units obtained by dividing (i) a dollar amount determined from time to time by the Board (such amount, which constitutes the portion of the annual retainer payable by the grant of Stock Units, being $25,000 for the calendar year ending December 31, 2000) by (ii) the average closing price of the Class A Common Stock for the twenty days on which trading occurred next preceding the date of grant of the Stock Units. Each grant of a Stock Unit shall be accompanied by a Dividend Equivalent Right (as defined below) with respect to such Stock Unit.

         (b) On the first business day of the calendar year following the year in which a Non-Employee Director ceases to serve as a director, the shares of Class A Common Stock representing the Stock Units granted to the Non-Employee

Director shall be distributed to him or her or, in the case of his or her death, to his or her legal or personal representative.

         (c) A Non-Employee Director may, by delivering written notice to the Secretary of the Company prior to July 1st of the calendar year in which such Non-Employee Director ceases to serve as a director, elect not to receive shares of Class A Common Stock on the date specified in Section 8(b) hereof and request the Company to continue to maintain the Stock Units on its books of account. In such event, the shares of Class A Common Stock representing the Stock Units shall be distributed pursuant to an agreement of deferral.

         (d) A "Stock Unit" means a notional account representing one share of Class A Common Stock. A "Dividend Equivalent Right" means the right to receive the amount of any dividend paid on the share of Class A Common Stock represented by a Stock Unit, which shall be payable in the form of additional Stock Units. Additional Stock Units paid in respect of Dividend Equivalent Rights shall be subject to the same terms and conditions as the Stock Units with which the Dividend Equivalent Rights are associated.

         (e) Notwithstanding the foregoing, in lieu of being granted Stock Units pursuant to Section 8(a) hereof, a Non-Employee Director may elect to be granted Stock Options pursuant to this Section 8(e) at the time such Non-Employee Director would have otherwise been granted Stock Units, by delivering written notice of the director's election to the Secretary of the Company no later than the date of the Annual Meeting of Stockholders. The number of shares of Class A Common Stock subject to such Stock Options shall be determined by dividing (i) a dollar amount determined from time to time by the Board (such amount, which constitutes that portion of the annual retainer payable by the grant of Stock Options, being $75,000 for the calendar year ending December 31, 2000) by (ii) the Fair Market Value of a share of Class A Common Stock on the date of grant of the Stock Options. Such Stock Options shall be exercisable beginning on the first anniversary of the date of grant, without any requirement that the Non-Employee Director continues to serves as a director of the Company on such anniversary date, but otherwise subject to the same terms and conditions as set forth in Sections 6(b), (c), (d)(i), (d)(iii) and (e) hereof.

         (f) Notwithstanding the foregoing, in no event shall a Non-Employee Director be granted Stock Options or Stock Units (including Dividend Equivalent Rights), as the case may be, pursuant to this Section 8 for greater than 5,000 shares of Class A Common Stock (subject to amendment from time to time by the Board, and to adjustments made in accordance with Section 9 hereof) in any calendar year.

9. ADJUSTMENT PROVISIONS; CHANGE IN CONTROL.

         (a) If there shall be any change in the Class A Common Stock, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, an adjustment shall be made to each outstanding Stock Option and Stock Unit such that each such Stock Option and Stock Unit shall thereafter be exercisable for such securities, cash and/or other property as would have been received in respect of the Class A Common Stock subject to such Stock Option and Stock Unit had such Stock Option and Stock Unit been exercised or paid in full immediately prior to such change or distribution, and such an adjustment shall be made successively each time any such change shall occur. In addition, in the event of any such change or distribution, in order to prevent dilution or enlargement of a Non-Employee Director's rights under the Plan, the Board will have authority to adjust, in an equitable manner, the number and kind of shares that may be issued under the Plan, the number and kind of shares subject to outstanding Stock Options and Stock Units, and the exercise price applicable to outstanding Stock Options.

         (b) Notwithstanding any other provision of this Plan, if there is a Change in Control of the Company, all then outstanding Stock Options shall immediately become exercisable and all outstanding Stock Units shall immediately become payable. For purposes of this Section 9(b), a "Change in Control" of the Company shall be deemed to have occurred upon any of the following events:

                           (i) A change in control of the direction and
                  administration of the Company's business of a nature that would be required to be reported in response to Item 6(e) of
                  Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); or

                           (ii) During any period of two consecutive years, the
                  individuals who at the beginning of such period constitute the Board of Directors or any individuals who would be "Continuing Directors" (as hereinafter defined) cease for any reason to constitute at least a majority thereof; or

                           (iii) The Class A Common Stock shall cease to be
                  publicly traded; or

                           (iv) The Board of Directors shall approve a sale of
                  all or substantially all of the assets of the Company, and such transaction shall have been consummated; or

                           (v) The Board of Directors shall approve any merger,
                  consolidation, or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of any event described in Section 9(b)(ii) or (iii) above, and such transaction shall have been consummated.

                  Notwithstanding the foregoing, none of the following shall constitute a Change in Control of the Company: (A) changes in the relative beneficial ownership among members of the Lauder family and family-controlled entities, without other changes that would constitute a Change in Control; (B) any spin-off of a division or subsidiary of the Company to its stockholders; or
(C) any event listed in (i) through (v) above that the Board determines not to be a Change in Control of the Company.

                  For purposes of this Section 9(b), "Continuing Directors" shall mean (x) the directors of the Company in office on the Effective Date (as defined below) and (y) any successor to any such director and any additional director who after the Effective Date was nominated or elected by a majority of the Continuing Directors in office at the time of his or her nomination or election.

                  The Board, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Stock Option outstanding hereunder shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each share of Class A Common Stock subject to such Stock Option, an amount equal to the excess of the Fair Market Value of such shares of Class A Common Stock immediately prior to the occurrence of such Change in Control over the exercise price per share of such Stock Option; such amount to be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction constituting the Change in Control) or in a combination thereof, as the Board, in its discretion, shall determine. The provisions contained in the preceding sentence shall be inapplicable to a Stock Option granted within six (6) months before the occurrence of a Change in Control if the holder of such Stock Option is subject to the reporting requirements of Section 16(a) of the Exchange Act and no exception from liability under Section 16(b) of the Exchange Act is otherwise available to such holder.

10. NONTRANSFERABILITY. Stock Options and Stock Units granted under the Plan to a Non-Employee Director shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the Non-Employee Director's lifetime, only by the Non-Employee Director. In the event of the death of a Non-Employee Director, each Stock Option theretofore granted to him or her shall be exercisable during such period after his or her death and by such persons as set forth in Section 6 above. Notwithstanding the foregoing, at the discretion of the Board, an award of a Stock Option or Stock Unit may permit the transferability of any such Stock Option or Stock Unit by a

Non-Employee Director solely to the Non-Employee Director's spouse, siblings, parents, children and/or grandchildren, or to trusts for the benefit of such persons, or to partnerships, corporations, limited liability companies or other entities owned solely by such persons, including trusts for such persons, subject to any restriction included in the award of the Stock Option or Stock Unit.

11. OTHER AWARDS AND PROVISIONS. The award of any Benefit under the Plan may also be subject to such other provisions (whether or not applicable to the Benefit awarded to any other Non-Employee Director) as the Board determines appropriate. The Board also may make any other awards to Non-Employee Directors as are consistent with the purposes of this Plan with such terms and conditions as the Board may determine in its sole discretion.

12. ISSUANCE OF STOCK CERTIFICATES AND RELATED MATTERS. The Company may endorse such legend or legends upon the certificates for shares of Class A Common Stock issued under this Plan and may issue such "stop transfer" instructions to its transfer agent in respect of such shares as the Board, in its sole discretion, determines to be necessary or appropriate to (i) prevent a violation of, or to perfect an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") or (ii) implement the provisions of the Plan and any agreement between the Company and the Non-Employee Director. Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Class A Common Stock under the Plan or make any other distribution of Benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation the Securities Act), and the applicable requirements of any securities exchange or similar entity.

13. FAIR MARKET VALUE. For purposes of this Plan and any Benefits awarded hereunder, Fair Market Value shall be the closing price of the Class A Common Stock on the date of calculation (or on the last preceding trading date if Class A Common Stock was not traded on such date) if the Class A Common Stock is readily tradable on a national securities exchange or other market system, and if the Class A Common Stock is not readily tradable, Fair Market Value shall mean the amount determined in good faith by the Board as the fair market value of the Class A Common Stock.

14. TENURE. A Non-Employee Director's right, if any, to continue to serve as a director of the Company or any of its subsidiaries or affiliates shall not be enlarged or otherwise affected by his or her designation as a participant under this Plan.

15. UNFUNDED PLAN. Non-Employee Directors shall have no right, title, or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Non-Employee Director, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

16. NO FRACTIONAL SHARES. No fractional shares of Class A Common Stock shall be issued or delivered pursuant to the Plan. The Board shall determine whether cash or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

17. AMENDMENT AND TERMINATION. The Board may amend the Plan from time to time or suspend or terminate the Plan at any time. However, no amendment shall have a material adverse effect on an outstanding Stock Option or Stock Unit without the consent of the holder. No amendment of the Plan may be made without approval of the stockholders of the Company if required by applicable law or by any listing agreement to which the Company is a party with a national securities exchange or other market system.

18. GOVERNING LAW. This Plan, Benefits granted hereunder and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of New York (regardless of the law that might otherwise govern under applicable New York principles of conflict of laws).

19. EFFECTIVE DATE. The Plan shall be effective as of November 9, 2000 (the "Effective Date").